15-15Dform15d-6.htmFORM 15D-6


UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
________________________
FORM 15
________________________
CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION
UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934
OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934.
Commission File Numbers: 333-174889
________________________
Ystrategies Corp.
(Exact name of registrant as specified in its charter)

________________________
6101 Penn Avenue, Suite 102
Pittsburgh, PA 15206
(412) 450-0028
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

Common Shares
(Title of each class of securities covered by this Form)

None
(Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)
________________________
Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:




Rule 12g-4(a)(1)


Rule 12g-4(a)(2)


Rule 12h-3(b)(1)(i)


Rule 12h-3(b)(1)(ii)

X Rule 15d-6


Approximate number of holders of record as of the certification or notice date:
Common Shareholders: 87

Pursuant to the requirements of the Exchange Act, the Registrant has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date: September 13, 2019


Ystrategies Corp.


By: /s/ James J. Kiles
Name: James J. Kiles
Title:Chief Executive Officer